EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
General Communication, Inc.:


         We hereby consent to the use of our report dated February 9, 1996 (except for Note 13, as to which the date is March 14, 1996), with respect to the financial statements of the Alaskan Cable Network incorporated by reference in the Current Report on Form 8-K of General Communication, Inc. pertaining to the closing as of October 31, 1996 on the acquisition by General Communication, Inc. of seven cable companies and the issuance of 16,723,077 shares of its Class A common stock.



                                               ERNST & YOUNG LLP


                                                      /s/



Woodland Hills, California
November 8, 1996



                                          General Communication, Inc. - Form 8-K
                                                                         Page 38